Exhibit 10.1
GMAC LLC
767 Fifth Avenue
New York, NY 10153
March 20, 2008
Mr. Eric A. Feldstein
GMAC LLC
767 Fifth Avenue
New York, New York 10153
Dear Eric:
     This letter agreement (this “Letter Agreement”) memorializes our agreement with respect to the termination of your employment with GMAC LLC (“GMAC” or the “Company”) effective at the close of business on March 31, 2008 (the “Termination Date”). On or prior to that date, you will resign from all board and officer positions held on behalf of the Company within the Company or any affiliate or subsidiary, by executing Exhibit B.
     On the Termination Date you will be entitled to receive any unpaid Base Salary, earned but unpaid bonuses, unreimbursed business expenses, and earned but unused PTO days in accordance with Company policy. In addition, the Company will pay to you $5,086,269 (the “Severance Amount”) in cash in accordance with the schedule below and in compliance with Internal Revenue Code Section 409A:

	Amount	Date Paid

	$2,864,936	on March 31, 2008 or within seven days of the expiration of the 7-day revocation period described below.

	$2,221,333	on January 2, 2009

TOTAL	$5,086,269
     To receive the above amounts, you must sign and not revoke within the required 7-day revocation period the General Release contained in Exhibit A attached to this Letter Agreement. In addition, upon the execution of this Letter Agreement, the Company and you agree to terminate as of the Termination Date your (i) GMAC Management LLC Class C Membership Interest Plan Award Agreement dated January 3, 2007, (ii) GMAC Long-Term Incentive Plan LLC Long-Term Phantom Interest Plan Award Agreement dated January 3, 2007, and (iii) GMAC Long-Term Incentive Plan LLC Long-Term Phantom Interest Plan Award Agreement dated January 30, 2007, and you will not be entitled to any compensation or benefits under such Award Agreements..
     In addition, the Company will provide you with outplacement services through a mutually agreeable provider, which will include things such as telephone, computer and email access, and part-time use of office space and administrative support, through December 31, 2008.
     You will be under no obligation to seek other employment after your termination of employment with the Company and the obligations of the Company to you which arise upon the termination of your employment pursuant to this Letter Agreement shall not be subject to mitigation or offset.
     You agree that you will not at any time publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, its parent, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. The Company agrees to instruct its executive officers and directors to refrain from publishing or communicating to any person or entity any Disparaging remarks, comments or statements concerning you at any time,

Mr. Eric A. Feldstein
March 20, 2008

provided that, nothing shall prevent the Company from (a) responding in a truthful manner to inquiries regarding your employment or the termination thereof, from investors, regulators, the Company’s auditors or insurers, or as otherwise may be required by applicable law, rules or regulations, or (b) disclosing information concerning your or the termination of your employment to officers of the Company or its affiliates who, at the discretion of the Company, should know such information. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.
     During the course of your employment by the Company, you have had and will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries (the “Protected Parties”) which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. You acknowledge that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. You shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by you during your employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by you or your representatives in violation of this Letter Agreement). You shall not, during the period you are employed by the Company or its subsidiaries or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall you use it in any way, except (i) in the course of your employment with, and for the benefit of, the Protected Parties, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which you are a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information; provided that you shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that becomes generally known to the public or trade without your violation of this paragraph of this Letter Agreement or (iv) to your spouse, attorney and/or your personal tax and financial advisors as reasonably necessary or appropriate to advance your tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this paragraph of this Letter Agreement by you. You shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. You understand and agree that you shall acquire no rights to any such Confidential Information.
     All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Letter Agreement, “Business” shall be as defined below), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries, whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of the Company and its subsidiaries.
     It is understood that while employed by the Company or its subsidiaries, you will promptly disclose to it, and assign to it your interest in any invention, improvement or discovery made or conceived by you, either alone or jointly with others, which arises out of your employment. At the Company’s request and expense, you will assist the Company and its subsidiaries during the period of your employment by the Company or its subsidiaries and thereafter (but subject to reasonable notice and taking into account your schedule) in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

Mr. Eric A. Feldstein
March 20, 2008

     As requested by the Company and at the Company’s expense, from time to time and upon the termination of your employment with the Company for any reason, you will promptly deliver to the Company and its subsidiaries all copies and embodiments, in whatever form, of all Confidential Information in your possession or within your control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, you will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.
     Following the Termination Date, you will give your assistance and cooperation willingly, upon reasonable advance notice with due consideration for your other business or personal commitments, in any matter relating to your position with the Company, or your expertise or experience as the Company may reasonably request, including your attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which you were involved or potentially had knowledge by virtue of your employment with the Company. In no event shall our cooperation materially interfere with your services for a subsequent employer or other similar service recipient.
     To the extent permitted by law, the Company agrees that (i) it will promptly reimburse you for your reasonable and documented expenses in connection with your rendering assistance and/or cooperation under this paragraph upon your presentation of documentation for such expenses and (ii) you will be reasonably compensated for any continued material services as required under this paragraph.
     During the 12-month period following the Termination Date, you shall not (a) directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (x) any party who is a customer of the Company or its subsidiaries, who was a customer of the Company or its subsidiaries at any time during the 12-month period immediately prior to the date your employment terminates or who is a prospective customer that has been identified and targeted by the Company or its subsidiaries, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries (provided that if you intend to solicit any such party for any other purpose, you shall notify the Company of such intention), or (y) any supplier to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or (b) directly or indirectly solicit or attempt to solicit any employee of the Company or any of its subsidiaries (a “Current Employee”) or any person who was an employee of the Company or any of its subsidiaries during the 12-month period immediately prior to the date your employment terminates (a “Former Employee”) to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with you, or any other person or any entity or hire any employee or Former Employee, provided, however, that Current Employees and Former Employees do not include your personal assistant(s) or your administrative support personnel.
     During the period beginning on the Termination Date and ending on September 30, 2008, you will not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit your name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company or any of its subsidiaries on the date of your termination of employment or within 12 months of your termination of employment in the geographic locations where the Company and its subsidiaries engage or propose to engage in such business (the “Business”). Notwithstanding the foregoing, nothing in this Letter Agreement shall prevent you from (i) being employed by any affiliate of Cerberus Capital Management, L.P. in any capacity, provided that you shall not perform any activity directly or indirectly for Chrysler Financial, (ii) owning for passive investment purposes not intended to circumvent this Letter Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as you have no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official

Mr. Eric A. Feldstein
March 20, 2008

of the competing enterprise other than in connection with the normal and customary voting powers afforded you in connection with any permissible equity ownership), (iii) being employed by or otherwise associated with an organization or entity of which a subsidiary, division, segment, unit, etc. is engaged in the Business (a “Competing Division”), provided that (x) you have no direct or indirect responsibilities or involvement with such Competing Division and (y) the Competing Division does not account for more that 5% of the gross revenues of such organization or entity for its prior fiscal year or (iv) being employed by or otherwise associated with an organization or entity engaged in the Business; provided that the Business that is competitive with the Company or any of its Subsidiaries does not account for more than 5% of the gross revenues of the Company and its Subsidiaries.
     You acknowledge that all originals and copies of materials, records and documents generated by you or coming into your possession during your employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries (“Company Property”). During the Employment Period, and at all times thereafter, you shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of your duties under this Letter Agreement. When your employment with the Company terminates, or upon request of the Company at any time, you shall promptly deliver to the Company all copies of Company Property in your possession or control.
     We both acknowledge and agree that your breach or threatened breach of any of the restrictions set forth in this above 8 paragraphs of this Letter Agreement will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach, without requiring the posting of a bond. You hereby consent to the grant of an injunction (temporary or otherwise) against you or the entry of any other court order against you prohibiting and enjoining you from violating, or directing you to comply with any provision of the above 8 paragraphs of this Letter Agreement, if such is determined by a court of competent jurisdiction. You also agree that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against you for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on you set forth in the above 8 paragraphs of this Letter Agreement, except as required by law, you shall not be entitled to any payments set forth in this Letter Agreement if you have breached the covenants applicable to you contained in the above 8 paragraphs of this Letter Agreement, you will immediately return to the Protected Parties any such payments previously received under this Letter Agreement upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under this Letter Agreement.
     The Company agrees, to the extent permitted by applicable law and its organizational documents, to indemnify, defend and hold you harmless from and against any and all losses, suits, actions, causes of action, judgments, damages, liabilities, penalties, fines, costs or claims of any kind or nature (“Indemnified Claim”), including reasonable legal fees and related costs incurred by you in connection with the preparation for or defense of any Indemnified Claim, whether or not resulting in any liability, to which you may become subject or liable or which may be incurred by or assessed against you, relating to or arising out of your employment by the Company or the services to be performed pursuant to this Letter Agreement, provided that the Company shall only defend, but not indemnify or hold you harmless, from and against an Indemnified Claim in the event there is a final, non-appealable, determination that your liability with respect to such Indemnified Claim resulted from your willful misconduct or gross negligence. The Company’s obligations under this paragraph shall be in addition to any other right, remedy or indemnification that you may have or be entitled to at common law or otherwise. During the Employment Period and for a period of 6 years after the termination of your employment, the Company agrees to continue and maintain a directors and officers’ liability insurance policy covering you to the extent the Company provides such coverage for its managers, directors and/or other executive officers.
     Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, 4 days after the date of mailing or one day after overnight mail, as follows:

Mr. Eric A. Feldstein
March 20, 2008

If to the Company, to:
GMAC LLC
200 Renaissance Center
Tower 200, 9th Floor
MC 482-B09-B11
Detroit, MI 48265
Attention: General Counsel
Telephone: (313) 656-6128
Fax: (313) 656-6189
If to you, to your home address reflected in the Company’s records.
     This Letter Agreement contains the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
     You represent and warrant that you are not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit your ability to perform your obligations under this Letter Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Company represents and warrants that it is fully authorized and empowered to enter into this Letter Agreement and that the performance of its obligations under this Letter Agreement will not violate any agreement between it and any other person, firm or organization.
     This Letter Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by both you and the CEO or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
     This Letter Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles, unless superseded by federal law.
     We both agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Letter Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Letter Agreement may not be enforced in or by such courts. In addition, we both agree to waive trial by jury.
     This Letter Agreement, and the rights and obligations hereunder, may not be assigned by the Company or by you without written consent signed by the other party, provided that the Company may assign this Letter Agreement to any successor that continues the business of the Company.
     This Letter Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
     If any term, provision, covenant or restriction of this Letter Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Letter Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. You acknowledge that the restrictive covenants contained in this Letter Agreement are a condition of this Letter Agreement and are reasonable and valid in temporal scope and in all other respects.

Mr. Eric A. Feldstein
March 20, 2008

     If any court determines that any of the restrictive covenants contained in this Letter Agreement, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.
     The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.
     Notwithstanding any other provision of this Letter Agreement, if at the time of the termination your employment you are a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) and any payments under this Letter Agreement will result in additional tax or interest to you under Section 409A, you will not be entitled to receive such payments until the date which is six (6) months after the termination of your employment for any reason, other than as a result of your death or disability (as such term is defined in Section 409A). In addition, if any provision of this Letter Agreement would subject you to any additional tax or interest under Section 409A, then the Company shall reform such provision; provided that the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting you to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.
Sincerely,
Anthony S. Marino
Chief Human Resources Officer
GMAC LLC
Accepted and Agreed:

Eric A. Feldstein

Date

Mr. Eric A. Feldstein
March 20, 2008

Exhibit A
GENERAL RELEASE
     I, Eric A. Feldstein, in consideration of and subject to the terms and conditions set forth in the letter agreement from Anthony S. Marino to me dated March 20, 2008 (the “Letter Agreement”) to which this General Release is attached, and other good and valuable consideration, do hereby release and forever discharge GMAC LLC (the “Company”) and its current and former officers, directors, partners, members, shareholders, investors, employees, attorneys, agents, predecessors, successors, affiliates, assigns and legal representatives (together, the “Company Released Parties”), from any and all claims, charges, manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which I, my heirs, executors, administrators and assigns have, or may hereafter have against the Company Released Parties arising out of or by reason of any cause, matter or thing whatsoever, whether known or unknown, from the beginning of the world to March 31, 2008 (“Claims”) in connection with or relating to, my employment or termination of employment with the Company and its subsidiaries, the Letter Agreement and Employment Agreement dated November 30, 2006, all employment-related matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law and any claims of employment discrimination, unlawful harassment or retaliation claims and claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act (to the extent allowed by law), 29 U.S.C. § 201 et seq., Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., the Reconstruction Era Civil Rights Act, 42 U.S.C. § 1981 et seq., the Americans with Disabilities Act of 1993, 42 U.S.C. § 12900 et seq., the Family and Medical Leave Act of 1990 (to the extent allowed by law), 42 U.S.C. § 12101, et seq., the New York State Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York State Labor Law, N.Y. Labor Law § 1 et seq., and the New York City Human Rights Law, N.Y.C. Admin. Code § 8-107 et seq.
     This General Release does include any claim arising under or in connection with any existing obligation of the Company (i) to pay or provide any compensation or benefit required to be paid or provided under the Letter Agreement, (ii) to indemnify me for my acts as an officer or director of the Company in accordance with the bylaws of the Company and the policies and procedures of the Company that are presently in effect, or (iii) to me and my eligible, participating dependents or beneficiaries under any existing welfare, retirement or other fringe-benefit plan or program of the Company in which I and/or my dependents are participants.
     I acknowledge that I have been advised to consult with legal counsel. I acknowledge that I have been provided with the opportunity to review and consider this General Release for twenty-one (21) days from the date it was provided to me. If I elect to sign before the expiration of the twenty-one (21) days, I acknowledge that I will have chosen, of my own free will without any duress, to waive my right to the full twenty-one (21) day period. I understand that I may revoke this General Release within seven (7) days after my execution by sending a written notice of revocation to Mr. Anthony S. Marino, Group Vice President and Chief Human Resources Officer, GMAC LLC, 200 Renaissance Center, Tower 200, 14th Floor, MC 482-B14-D46, Detroit, MI 48265, received within the seven-day revocation period.
     I acknowledge that I have not relied on any representations or statements not set forth in the Letter Agreement or in this General Release. Unless otherwise publicly filed by the Company, I will not disclose the contents or substance of this General Release to any third parties, other than my attorneys, accountants, or as required by law, and I will instruct each of the foregoing not to disclose the same. I am signing this General Release knowingly, voluntarily and with full understanding of its terms and effects.
     This General Release will be governed by and construed in accordance with the laws of the State of New York. If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.
     In witness hereof, I have executed this General Release this ___day of                     , 2008.

Eric A. Feldstein